Exhibit 99.1

Company contact:	Investor contact:
Paul Schneider	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Rx Communications Group
858-623-5665 X125	(917) 322-2569
pschneider@torreypinestherapeutics.com	rchiger@rxir.com

TorreyPines’ NGX426, an Oral AMPA/Kainate Receptor Antagonist, Meets Primary

Endpoints in Reducing Capsaicin-Induced Pain in Healthy Subjects

LA JOLLA, CA, December 1, 2008 – TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced that oral administration of NGX426, an AMPA/kainate-type glutamate receptor antagonist, demonstrated a statistically significant reduction in spontaneous pain, hyperalgesia (abnormally increased pain state) and allodynia (pain resulting from normally non-painful stimuli to the skin) compared to placebo following intradermal injections of capsaicin in a human experimental model of cutaneous pain, hyperalgesia and allodynia.

“Human experimental models of pain are emerging as tools to predict efficacy of novel analgesics in early clinical trials,” said principal investigator Mark Wallace, M.D., Professor of Clinical Anesthesiology and Program Director, University of California San Diego Center for Pain Medicine. “The results of NGX426 in this study are exciting and suggest that this drug will be effective in clinical pain states. These study results should provide guidance in the development of Phase II clinical trials.”

The single-center, in-clinic, randomized, double-blinded study enrolled a total of 18 healthy male subjects. Using a three-period cross-over design, subjects received two intradermal injections of capsaicin at 30 minutes and 120 minutes after administration of a single, oral dose of 90 mg or 150 mg of NGX426, or placebo. Pain assessments were determined at specified intervals after each injection of capsaicin and measured by visual analog scale.

The 90 mg and 150 mg doses of NGX426 demonstrated analgesic effect on the primary endpoints. The 150 mg dose was statistically significant compared to placebo on all three measures: reduction in spontaneous pain, hyperalgesia and allodynia. The 90 mg dose also showed statistical significance on reduction of hyperalgesia and allodynia and trended toward statistical significance on reduction in spontaneous pain. In addition, a statistically significant pain-reducing effect was observed for the 150 mg dose through 4.5 hours post-dosing.

NGX426 was well tolerated and all subjects completed the three treatment periods. There were no serious or medically important adverse events or changes on laboratory or ECG parameters. The most common adverse events associated with NGX426 administration were mild somnolence and dizziness.

“We are very encouraged by these results that show an analgesic effect for NGX426 in this well-accepted pain model,” said Ev Graham, Chief Executive Officer of TorreyPines. “As an oral, non-opioid pain agent, NGX426 could address the significant and documented unmet needs in treating a range of chronic pain conditions including neuropathic pain and acute or prophylactic treatment of migraine. These data, as well as data from our on-going Phase I multiple dose trial, will help us structure our Phase II development plan for NGX426.”

NGX426, an ester prodrug, is an oral form of tezampanel, TorreyPines most advanced product candidate. Pharmacokinetic analyses from two Phase I studies confirmed that when given to humans, NGX426 is rapidly converted to tezampanel, the active moiety. Six Phase II, double-blind, placebo-controlled trials have demonstrated that tezampanel, administered either subcutaneously or intravenously, was more effective than placebo in relieving pain across migraine, nociceptive and neuropathic pain models, including a capsaicin-induced pain model.

In order to pursue the Phase II clinical development of NGX426 TorreyPines intends to explore both strategic and financing initiatives.

About TorreyPines Therapeutics, Inc.

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds. The company’s goal is to develop versatile product candidates each capable of treating a number of acute and chronic diseases and disorders such as migraine, chronic pain, muscle spasticity, xerostomia and cognitive disorders. The company is currently developing three product candidates: two ionotropic glutamate receptor antagonists and one muscarinic receptor agonist. Further information is available at www.torreypinestherapeutics.com.

This press release contains forward-looking statements or predictions. Such forward-looking statements include, but are not limited to, statements regarding the potential for NGX426 as a treatment for clinical pain states, including the potential for NGX426 as a treatment for neuropathic pain and acute migraine and for prevention of migraine, and the ability for TorreyPines to successfully complete a strategic or financing transaction. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements, including whether experimental pain models of pain, including the capsaicin model, are accurate in predicting efficacy of novel analgesics in early clinical trials, whether the results of any Phase II trial or other study of NGX426 will be consistent with the results of the study reported in this press release, whether TorreyPines will be able to complete any potential strategic or financing transaction on terms acceptable to TorreyPines’ stockholders, how the volatile economic environment will affect TorreyPines’ efforts to complete a strategic or financing transaction, whether TorreyPines’ cash resources will be sufficient to fund operations as planned, whether any preclinical studies or clinical trials, either ongoing or conducted in the future, will prove successful, and if successful, whether the results can be replicated; whether safety and efficacy profiles of any of the company’s product candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; whether pre-clinical results will be substantiated by ongoing or future clinical trials, if any, or whether any of the company’s product candidates will be able to improve the signs or symptoms of their respective clinical indication; whether any of the company’s product candidates will support a filing for marketing approval, will be approved by the regulatory authorities, or if approved, will prove competitive in the market; or whether the necessary financing to support the company’s product development programs will be available. In particular there is no guarantee that clinical trials of any of the company’s product candidates will be completed on schedule or that results of these clinical trials will be reported within the anticipated timeframe, that NGX426 will successfully treat migraine, neuropathic pain and/or other indications for which it is developed, or that TorreyPines will be able to complete the necessary development work and receive regulatory approval for NGX426. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2007 and TorreyPines other SEC reports. The forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

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